Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI Pharmaceuticals Announces Third Quarter 2019 Financial Results

ROCKVILLE, MD. and BEIJING (November 12, 2019) - CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing therapeutics and pharmaceutical products, today reported financial results for the third quarter and nine months ended September 30, 2019.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, commented, “We launched EVOMELA in China during the third quarter and completed our transition to a commercial organization. The sales revenue since the launch and the demand for the drug were greater than our initial expectations and we are now working with our partner and manufacturer to accelerate the production timeline of EVOMELA due to this demand. Our successful launch was driven by our strong commercial team which continues to gain significant insight into the hematology oncology market which we believe will be invaluable as we continue launching additional products in this space. We are excited about our momentum and will continue evaluating additional strategic assets to tactically grow our pipeline.”

Third Quarter 2019 Financial Results

•	Revenues consisted primarily of product sales of EVOMELA that launched in August 2019. Revenue from EVOMELA was $2.7 million for the third quarter 2019. As commercial sales began in August 2019, revenue for the third quarter 2019 only consisted of approximately 1.5 months of sales.

•	Costs of goods sold were $2.6 million for the third quarter 2019. Cost of goods sold have been impacted by a transitional supply agreement that is in the process of being modified with an alternate manufacturer. Cost of goods sold also was impacted by certain non-recurring charges associated with the startup production for the commercial launch. With the alternate supply line and the passing of start-up related charges, we expect the Cost of goods sold to be considerably reduced in the future.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

•	Research and development expenses for the third quarter 2019 were $1.8 million, compared with $1.8 million for the same period in 2018.

•	General and administrative expenses for the third quarter 2019 were $8.0 million, compared with $6.9 million for the same period in 2018. The increase is primarily due to support costs related to the launch of EVOMELA that occurred during August 2019.

•	Selling and marketing expenses for the third quarter 2019 were $975,000. The increase is due to selling cost related to commercial sales of EVOMELA that began during August 2019.

•	Net loss for the third quarter 2019 was $9.7 million compared to $8.8 million for the same period in 2018.

•	As of September 30, 2019, CASI had cash and cash equivalents of $63.2 million compared to $84.2 million as of December 31, 2018. The decrease in cash is primarily due to the Black Belt and Juventas investments made during the second quarter 2019, along with normal operating expenses.

Further information regarding the Company, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, can be found at www.casipharmaceuticals.com.

About EVOMELA

EVOMELA (melphalan hydrochloride for injection) is an alkaline drug that is approved and in China is indicated for use as a high-dose conditioning treatment prior to hematopoietic progenitor (stem) cell transplantation in patients with multiple myeloma, and for the palliative treatment of patients with multiple myeloma for whom oral therapy is not appropriate.  EVOMELA was previously granted priority review by the China NMPA because multiple myeloma is classified as a rare disease in China, there is no melphalan in any formulation available in China to address this unmet medical need; and EVOMELA has clear therapeutic advantage to currently available therapeutics.

About CASI Pharmaceuticals

CASI is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, with a product portfolio that includes approved and investigational assets. The Company recently launched its first commercial product EVOMELA® (Melphalan for Injection) in China and has a pipeline that includes (i) an autologous CD19 CAR-T investigative product (CNCT19) being developed for the treatment of B-ALL and B-NHL; (ii) CID-103, an anti-CD38 monoclonal antibody being developed for the treatment of CD38 positive hematological malignancies; (iii) exclusive greater China rights to two U.S. Food and Drug Administration (FDA)-approved hematology oncology drugs, consisting of ZEVALIN® (Ibritumomab Tiuxetan) and MARQIBO® (Vincristine Sulfate Liposome Injection); (iv) China rights to an octreotide long acting injectable (LAI) microsphere formulation indicated for the treatment of certain symptoms associated with particular neuroendocrine cancers and acromegaly. In addition, the Company also maintains a portfolio of FDA-approved ANDAs and are currently assessing the development plan in China for a select subset. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the difficulty of executing our business strategy in China; our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the FDA, NMPA, or other regulatory authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with CID-103, CNCT19, and our other early-stage products under development; risks that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Zevalin® and Marqibo® are proprietary to Acrotech Biopharma LLC and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com

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(Financial Table Follows)

CASI Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$63,241	$84,205
Investment in equity securities, at fair value	557	912
Accounts receivable, net of allowance	2,643	-
Inventories	2,565	283
Prepaid expenses and other	4,356	7,165
Total current assets	73,362	92,565

Property and equipment, net	1,374	1,751
Intangible assets, net	17,268	18,785
Long-term investments	14,038	-
Other assets	3,028	310
Total assets	$109,070	$113,411

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,827	$968
Accrued liabilities	2,121	1,406
Note payable, net of discount	-	1,499
Total current liabilities	6,948	3,873

Other liabilities	1,292	74
Total liabilities	8,240	3,947

Commitments and contingencies
Redeemable noncontrolling interest, at redemption value	20,459	-

Stockholders' equity:
Preferred stock, $1.00 par value: 5,000,000 shares authorized and 0 shares issued and outstanding	-	-

Common stock , $.01 par value: 250,000,000 shares and 170,000,000 shares authorized at September 30, 2019 and December 31, 2018, respectively; 96,418,603 shares and 95,366,813 shares issued at September 30, 2019 and December 31, 2018, respectively; 96,339,058 shares and 95,287,268 shares outstanding at September 30, 2019 and December 31, 2018, respectively	964	954

Additional paid-in capital	603,378	596,712
Treasury stock, at cost: 79,545 shares held at September 30, 2019 and December 31, 2018	(8,034)	(8,034)
Accumulated other comprehensive loss	(3,863)	(1,227)
Accumulated deficit	(512,074)	(478,941)
Total stockholders' equity	80,371	109,464
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$109,070	$113,411

CASI Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenues:
Product sales	$2,749	$-	$2,749	$-
Lease income	38	-	38	-
Total revenues	2,787	-	2,787	-

Costs and expenses:
Costs of goods sold	2,648	-	2,648	-
Research and development	1,829	1,806	7,423	5,233
General and administrative	7,977	6,905	20,669	12,250
Selling and marketing	975	-	975	-
Acquired in-process research and development	-	-	5,849	687
Total costs and expenses	13,429	8,711	37,564	18,170

Loss from operations	(10,642)	(8,711)	(34,777)	(18,170)
Non-operating income/(expense):
Interest income, net	414	11	783	30
Foreign exchange gains	719	-	1,269	-
Change in fair value of investment in equity securities	(160)	(56)	(355)	(67)
Net loss	(9,669)	(8,756)	(33,080)	(18,207)
Less: (loss)/ income attributable to redeemable noncontrolling interest	(23)	-	53	-
Net loss attributable to CASI Pharmaceuticals, Inc.	$(9,646)	$(8,756)	$(33,133)	$(18,207)

Net loss per share (basic and diluted)	$(0.10)	$(0.10)	$(0.35)	$(0.22)
Weighted average number of common shares outstanding (basic and diluted)	95,891	86,594	95,753	81,457

Comprehensive loss:
Net loss	$(9,669)	$(8,756)	$(33,080)	$(18,207)
Foreign currency translation adjustment	(1,836)	(685)	(2,636)	(1,225)
Total comprehensive loss	$(11,505)	$(9,441)	$(35,716)	$(19,432)
Less: Comprehensive (loss)/income attributable to redeemable noncontrolling interest	(23)	-	53	-
Comprehensive loss attributable to common stockholders	$(11,482)	$(9,441)	$(35,769)	$(19,432)